Exhibit 3.31

CERTIFICATE OF FORMATION

OF

GOLD TIP, LLC

This Certificate of Formation of Gold Tip, LLC (the “LLC”), is being executed by the undersigned for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.)

FIRST.  The name of the limited liability company formed hereby is Gold Tip, LLC.

SECOND.  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.  The name and address of the registered agent for service of process of the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned, an authorized person of the LLC, has caused this Certificate of Formation to be duly executed as of December 29, 2008.

AUTHORIZED PERSON

By:	/s/ Marvin Carlston
Marvin Carlston